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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


________________________________________________________________________________
1.   Name and Address of Reporting Person*

Schulman                            Robert                  I.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o Tremont Advisers, Inc.
555 Theodore Fremd Avenue
Suite C206
--------------------------------------------------------------------------------
                                    (Street)

Rye                                   NY                 10580
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

Tremont Advisers, Inc.                        TMAV
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

11/00

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

President and Co-Chief Executive Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  11/2/00        S             500           D      $13.000   284,896          D       ---
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  11/3/00        S             700           D      $12.375   284,196          D       ---
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  11/8/00        S             500           D      $12.000   283,696          D       ---
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  11/9/00        S             500           D      $11.875   283,196          D       ---
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  11/10/00       S             400           D      $12.000   282,796          D       ---
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  11/10/00       S             300           D      $12.125   282,496          D       ---
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  11/14/00       S            1,600          D      $12.000   280,896          D       ---
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  11/14/00       S            1,000          D      $11.875   279,896          D       ---
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  11/15/00       S             700           D      $11.500   279,196          D       ---
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  11/16/00       S             900           D      $11.750   278,296          D       ---
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  11/16/00       S             200           D      $11.250   278,096          D       ---
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  11/16/00       G            2,000          D        n/a     276,096          D       ---
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  11/17/00       S            10,000         D      $11.000   266,096          D       ---
====================================================================================================================================

                            (Print or Type Responses)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                 2.                                                                                       Deriv-    of
                 Conver-                    5.                              7.                            ative     Deriv-   11.
                 sion                       Number of                       Title and Amount              Secur-    ative    Nature
                 or                         Derivative    6.                of Underlying        8.       ities     Secur-   of
                 Exer-             4.       Securities    Date              Securities           Price    Bene-     ity:     In-
                 cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)     of       ficially  Direct   direct
                 Price    Trans-   action   or Disposed   Expiration Date   -------------------  Deriv-   Owned     (D) or   Bene-
1.               of       action   Code     of(D)         (Month/Day/Year)               Amount  ative    at End    In-      ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,    ----------------               or      Secur-   of        direct   Owner-
Derivative       ative    (Month/  8)       4 and 5)      Date     Expira-               Number  ity      Month     (I)      ship
Security         Secur-   Day/     ------   ------------  Exer-    tion                  of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)    Code V    (A)   (D)    cisable  Date     Title        Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                              Class B
Options          $8.00                             ---    12/9/99  12/9/04  Common Stock   3,125   N/A      3,125    D        ---
------------------------------------------------------------------------------------------------------------------------------------
                                                                              Class B
Options          $8.00                             ---    12/9/00  12/9/04  Common Stock   3,125   N/A      3,125    D        ---
------------------------------------------------------------------------------------------------------------------------------------
                                                                              Class B
Options          $8.00                             ---    12/9/01  12/9/04  Common Stock   6,250   N/A      6,250    D        ---
------------------------------------------------------------------------------------------------------------------------------------
                                                                              Class B
Options          $1.12                             ---    5/31/97  5/31/01  Common Stock  234,375  N/A     234,375   D        ---
------------------------------------------------------------------------------------------------------------------------------------
                                                                              Class B
Options          $2.40                             ---    6/12/99  6/12/02  Common Stock  39,062   N/A      39,062   D        ---
------------------------------------------------------------------------------------------------------------------------------------
                                                                              Class B
Class A Common    1:1                              ---    8/15/98    N/A    Common Stock   3,068   N/A      3,068    D        ---
Stock
====================================================================================================================================

Explanation of Responses:

     /s/ Robert I. Schulman                                December 6, 2000
     -------------------------------                       -----------------
     **Signature of Reporting Person                             Date
       Robert I. Schulman


 * If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
       Reminder: Report on a separate line for each class of securities owned directly or indirectly.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.